For further information, contact:	Don Pearson
Vice President & CFO
847.851.1500

AMCOL International Corporation (NYSE:ACO)
Reports Third Quarter Results

HOFFMAN ESTATES, IL., October 23, 2009—AMCOL International Corporation (NYSE:ACO) today reported 2009 third quarter net income attributable to AMCOL shareholders of $13.3 million, or $0.43 per diluted share, compared with $1.9 million, or $0.06 per diluted share, in the prior year period.  The current year period includes a net expense of $1.6 million, or $0.05 per diluted share, related to the write off of certain U.S. metal casting operations.  Without this expense, diluted earnings per share would have been $0.48 per share.  The prior year period includes the effect of a one-time loss incurred on our investment in an affiliate of $16.7 million, or $0.54 per diluted share. Without this loss, the 2008 period’s diluted earnings per share would have been $0.60 per share.

Net sales decreased 24.6% to $190.9 million for the quarter ended September 30, 2009 from $253.0 million in the 2008 period.  Foreign currency fluctuations had a $14.1 million unfavorable impact.  Operating profit decreased by 29.7% over the 2008 third quarter to $19.2 million; foreign currency fluctuations had an unfavorable impact of $2.0 million on current period operating profit.  Our affiliates and joint ventures generated income amounting to $0.02 per diluted share as compared to losses of $0.47 per share in the prior year period.  Our reduced effective tax rate for the quarter added $0.03 per diluted share.

For the nine-month period ended September 30, 2009, net income attributable to AMCOL shareholders was $23.6 million, or $0.76 per diluted share, compared with $25.4 million, or $0.82 per diluted share in the prior year period, which includes a one-time loss of $0.63 per diluted share incurred on our investment in an affiliate.

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AMCOL Q3 2009 EARNINGS

Net sales for the nine-month period ended September 30, 2009 decreased 22.4% to $526.5 million, compared with $678.3 million for the 2008 period.  Foreign currency fluctuations had a $43.7 million unfavorable impact offset by $9.0 million in new revenue from acquisitions.  Operating profit declined by 32.0% over the 2008 period to $43.2 million.  Foreign currency fluctuations and acquisitions had unfavorable impacts of $5.7 million and $1.3 million, respectively, on current period operating profit.  Our affiliates and joint ventures generated $0.9 million, or $0.03 per diluted share, of losses in the current year compared to losses of $14.1 million, or $0.45 per diluted share, in the prior year’s comparable period.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements.  Further discussion of items and events impacting earnings are included later in this press release.

“Although overall AMCOL revenue in the third quarter was still well behind the 2008 pace, there are some positive developments,” said Larry Washow, AMCOL President and Chief Executive Officer.  “Gross margins continue to improve across all segments. We continue to reduce debt as our focus on the balance sheet is producing results.”

Washow continued, “The Minerals segment did show stronger U.S. sales sequentially over second quarter 2009, as the “cash for clunkers” program helped increase foundry activity.  On a sequential quarter basis, our business in Asia is improving, and Europe, which has a significant consumer related business, had a good quarter as well.”

“The third quarter is typically the strongest for our Environmental segment and this year is no exception. Gross margins improved but the building materials business remains very soft around the world.  Our Lining Tech products are used in several markets and while the U.S. is well below last years pace, Europe is having a good year,” Washow added.

“Third quarter 2008 was the best quarter ever for our Oilfield Services segment but this year’s results reflect the impact of lower oil and natural gas prices. Gross margins continue to be in line but project activity is slow and predicting a return to growth is very difficult,” Washow continued.”

“The sequential improvement in the Minerals segment is very encouraging and shows the result of our pricing approach as well as cost controls. There is more project activity in the Environmental segment, but customers are cautious about starting new projects. The Oilfield Services segment is very well positioned when the business returns.  All of our segments are prepared for growth but our key focus continues to be on the balance sheet and we expect continuing improvement in Q4,” Washow concluded.

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AMCOL Q3 2009 EARNINGS

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following details the components of sales by segment for the 2009 third quarter compared to the prior year’s third quarter.

Minerals:  The majority of the decrease in the quarter’s revenue was due to lower volumes in the U.S. metal casting and basic minerals product lines, partially offset by price increases.  Pass-through freight revenue accounted for approximately 18.7% of the total segment’s decrease, principally from the pet products and basic minerals divisions.  Foreign currency fluctuations represented approximately 16.7% of the decrease in revenue principally due to the weakening of the British pound against the U.S. dollar.

Environmental:  Base business revenues decreased due to lower demand in the U.S. for our lining technology and building materials products and services provided by our contracting services group.  Foreign currency fluctuations represented approximately 38.0% of the revenue decrease, primarily due to the weakening of the British pound and the Polish zloty against the U.S. dollar.

Oilfield Services:   Lower demand for oil and natural gas has reduced production activities, driving the decrease in revenue in the current quarter compared to the prior year quarter.  Domestic base business revenues declined across all services, compared to the prior year quarter.

International revenue was down substantially in Nigeria and the United Kingdom compared to the prior year quarter due to lower demand for our services.  However, both Brazil and Malaysia continue to experience solid growth over the prior year quarter.

Transportation:  Reductions in fuel-surcharge revenue represented 58.2% of the revenue decrease; the remaining decrease was due to reduced demand for consumer product shipments.

Gross profit:  Gross profit decreased $9.7 million, or 15.3%, from the 2008 third quarter while gross margin was 28.2%, a 310 basis point improvement from the 2008 quarter.

Minerals: Gross profit decreased $0.9 million, or 4.3%, from the 2008 quarter while gross margins improved 450 basis points to 22.2%. The gross margin improvement results principally from domestic pricing initiatives put in place in 2008.  The decrease in gross profit includes a net $2.0 million of write off expenses related to our domestic briquetting operations within our metalcasting group, due to reduced demand.  These expenses negatively affected gross margins by 230 basis points but is offset by improvements in our product mix and other businesses.

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AMCOL Q3 2009 EARNINGS

Environmental: Gross profit decreased $5.5 million, or 19.4%, from the 2008 quarter while gross margins increased 250 basis points to 35.5%; the margin increase is due to lower input costs, principally resin, and lower freight costs due to the reduction in energy costs.  These benefits were partially offset by decreased volumes.

Oilfield Services:  Gross profit decreased $3.0 million, or 23.6%, from the 2008 quarter due to the reduction in revenues.

Transportation:  Gross profit decreased $0.3 million over the prior year quarter, and gross margin improved 190 basis points to 12.4% due to lower energy costs.

General, selling and administrative expenses (GS&A): GS&A expenses decreased $1.6 million, or 4.4%, from the prior year quarter, mainly due to a $1.5 million decrease in our Environmental segment’s GS&A expenses.  This segment’s GS&A expenses decreased 11.3% largely due to the effect of foreign currency fluctuations resulting from a weakening of the British pound and Polish zloty against the U.S. dollar.  GS&A expenses in other segments remained relatively constant in each segment.

Interest expense:  Net interest expense decreased by $0.6 million over the prior year quarter due to reduced average debt levels.

Other, net:  Other, net is primarily comprised of foreign currency exchange income and losses.  Other, net favorably impacted results in the 2009 period by $0.1 million versus $2.1 million of losses in the prior year’s comparable period.

Income taxes:  The effective tax rate for the third quarter of 2009 was 19.8%, compared with 25.5% for the same period in 2008.  The reduction is due to a greater proportion of our income being generated in lower tax rate jurisdictions, principally foreign countries.

Income and losses from affiliates and joint ventures:  Income from affiliates and joint ventures of $0.7 million is principally due to one of our Indian joint ventures, Ashapura Volclay and improvements in our Russian joint venture.

This compares to losses of $14.7 million in the prior year period, primarily incurred in our largest Indian investment, Ashapura Minechem Limited.  This investment is accounted for under the equity method.  At December 31, 2008, we wrote off the balance of our investment and accordingly have discontinued recording additional losses from this affiliate.

Share count:  Weighted average common and common equivalent shares outstanding were comparable for the quarters ended September 30, 2009 and 2008, differing by less than 1%.

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AMCOL Q3 2009 EARNINGS

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt decreased $39.7 million to $217.1 million at September 30, 2009, compared to $256.8 million at December 31, 2008.  The reduction was primarily due to reductions in working capital levels and minimizing capital expenditures.  Total long-term debt represented 38.4% of capitalization at September 30, 2009, compared with 43.9% at December 31, 2008.  Cash and cash equivalents remained the same at $19.4 million at September 30, 2009 as compared with December 31, 2008.

Working capital decreased to $212.9 million at September 30, 2009 from $262.7 million at December 31, 2008.  The reduction in working capital was due to a combination of lower sales volumes and continued efforts to reduce working capital.

Cash flow generated from operating activities was $90.6 million for year-to-date September 30, 2009 compared with $2.6 million in the prior year period.  This increase was principally due to the decrease in working capital.

Excluding our corporate building (which was a sale-leaseback transaction) and $15.1 million of expenditures for our purchase of a 53% investment in a chrome mine in South Africa, capital expenditures in the 2009 period were $24.5 million compared with $29.7 million in the prior year period.  The reduction in adjusted capital expenditures is due to our limiting capital expenditures to maintenance activities and minimal expansion projects in 2009.

Dividends declared year-to-date through September 30, 2009 increased by 9.1 % over the prior year period to $16.5 million.  Our dividend rate has remained constant at $0.18 per share since the third quarter of 2008.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission.  AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

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AMCOL Q3 2009 EARNINGS

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.  AMCOL’s third quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website or by dialing 888.539.3679.
.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$526,539	$678,304	$190,920	$253,048
Cost of sales	382,320	505,727	137,069	189,481
Gross profit	144,219	172,577	53,851	63,567

General, selling and administrative expenses	101,047	109,061	34,626	36,214
Operating profit	43,172	63,516	19,225	27,353
Other income (expense):
Interest expense, net	(9,399)	(8,642)	(2,833)	(3,404)
Other, net	(2,595)	(1,533)	119	(2,128)
	(11,994)	(10,175)	(2,714)	(5,532)
Income before income taxes and income (loss) from affiliates and joint ventures	31,178	53,341	16,511	21,821
Income tax expense	6,388	13,950	3,271	5,567
Income before income (loss) from affiliates and joint ventures	24,790	39,391	13,240	16,254

Income (loss) from affiliates and joint ventures	(921)	(14,072)	721	(14,697)

Net income	23,869	25,319	13,961	1,557

Net income (loss) attributable to the noncontrolling interest	296	(58)	661	(365)

Net income (loss) attributable to AMCOL shareholders	$23,573	$25,377	$13,300	$1,922

Weighted average common shares outstanding	30,735	30,405	30,766	30,540

Weighted average common and common equivalent shares outstanding	30,967	30,993	31,057	31,129

Basic earnings per share attributable to AMCOL shareholders	$0.77	$0.83	$0.43	$0.06

Diluted earnings per share attributable to AMCOL shareholders	$0.76	$0.82	$0.43	$0.06

Dividends declared per share	$0.54	$0.50	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
ASSETS	2009	2008
	(unaudited)	*
Current assets:
Cash and equivalents	$19,367	$19,441
Accounts receivable, net	165,477	197,611
Inventories	103,966	125,066
Prepaid expenses	14,190	12,812
Deferred income taxes	3,043	5,358
Income tax receivable	6,791	3,490
Other	232	7,409
Total current assets	313,066	371,187

Investments in and advances to affiliates and joint ventures	30,292	30,025

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	56,356	17,186
Depreciable assets	405,217	380,555
	461,573	397,741
Less: accumulated depreciation and depletion	229,387	206,398
	232,186	191,343
Other assets:
Goodwill	71,537	68,482
Intangible assets, net	48,681	53,974
Deferred income taxes	14,361	15,867
Other assets	24,449	13,702
	159,028	152,025
	$734,572	$744,580

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$47,116	$45,297
Accrued liabilities	53,080	63,197
Total current liabilities	100,196	108,494

Long-term debt	217,064	256,821

Pension liabilities	24,920	22,939
Other liabilities	44,650	27,971
	69,570	50,910
Equity:
Common stock	320	320
Additional paid in capital	83,284	86,350
Retained earnings	269,500	262,453
Accumulated other comprehensive income	8,749	(4,721)
	361,853	344,402
Less:
Treasury stock	(15,952)	(18,196)
Total AMCOL shareholder's equity	345,901	326,206

Noncontrolling interest	1,841	2,149

Total equity	347,742	328,355

	$734,572	$744,580

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2009	2008
Cash flow from operating activities:
Net income	$23,869	$25,319
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	26,781	24,872
Undistributed (earnings) losses from affiliates and joint ventures	1,412	14,866
Other non - cash charges	7,611	2,409
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	35,096	(86,237)
Decrease (Increase) in noncurrent assets	(1,257)	496
Increase (decrease) in current liabilities	(7,480)	20,116
Increase (decrease) in noncurrent liabilities	4,586	788
Net cash provided by (used in) operating activities	90,618	2,629

Cash flow from investing activities:
Capital expenditures	(39,637)	(29,686)
Capital expenditures - corporate building	(9,651)	(14,273)
Proceeds from sale of depreciable assets - corporate building	9,651	-
Acquisitions, net of cash	(522)	(42,549)
Investments in and advances to affiliates and joint ventures	(2,647)	(10,993)
Receipts from (advances to) Chrome Corp	6,000	(6,000)
Other	2,906	(2,193)
Net cash used in investing activities	(33,900)	(105,694)

Cash flow from financing activities:
Net change in outstanding debt	(42,467)	105,495
Net change in outstanding debt - corporate building	-	20,692
Proceeds from sales of treasury stock	1,005	1,550
Purchases of treasury stock	(165)	(2,062)
Dividends	(16,526)	(15,143)
Excess tax benefits from stock-based compensation	464	1,087
Net cash provided by (used in) financing activities	(57,689)	111,619

Effect of foreign currency rate changes on cash	897	(190)
Net increase (decrease) in cash and cash equivalents	(74)	8,364
Cash and cash equivalents at beginning of period	19,441	25,282
Cash and cash equivalents at end of period	$19,367	$33,646

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

	Three Months Ended September 30,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$89,021	100.0%	$116,881	100.0%	$(27,860)	-23.8%
Cost of sales	69,232	77.8%	96,206	82.3%	(26,974)	-28.0%
Gross profit	19,789	22.2%	20,675	17.7%	(886)	-4.3%
General, selling and
administrative expenses	9,317	10.5%	9,565	8.2%	(248)	-2.6%
Operating profit	10,472	11.7%	11,110	9.5%	(638)	-5.7%

	Three Months Ended September 30,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$64,493	100.0%	$86,133	100.0%	$(21,640)	-25.1%
Cost of sales	41,603	64.5%	57,731	67.0%	(16,128)	-27.9%
Gross profit	22,890	35.5%	28,402	33.0%	(5,512)	-19.4%
General, selling and
administrative expenses	12,135	18.8%	13,683	15.9%	(1,548)	-11.3%
Operating profit	10,755	16.7%	14,719	17.1%	(3,964)	-26.9%

	Three Months Ended September 30,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$29,109	100.0%	$38,379	100.0%	$(9,270)	-24.2%
Cost of sales	19,491	67.0%	25,785	67.2%	(6,294)	-24.4%
Gross profit	9,618	33.0%	12,594	32.8%	(2,976)	-23.6%
General, selling and
administrative expenses	6,522	22.4%	6,400	16.7%	122	1.9%
Operating profit	3,096	10.6%	6,194	16.1%	(3,098)	-50.0%

	Three Months Ended September 30,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$12,487	100.0%	$17,983	100.0%	$(5,496)	-30.6%
Cost of sales	10,933	87.6%	16,087	89.5%	(5,154)	-32.0%
Gross profit	1,554	12.4%	1,896	10.5%	(342)	-18.0%
General, selling and
administrative expenses	861	6.9%	938	5.2%	(77)	-8.2%
Operating profit	693	5.5%	958	5.3%	(265)	-27.7%

	Three Months Ended September 30,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)

Intersegment shipping sales	$(4,190)	$(6,328)	$2,138
Intersegment shipping costs	(4,190)	(6,328)	$2,138
Gross profit	-	-
General, selling and
administrative expenses	5,791	5,628	163	2.9%
Operating loss	5,791	5,628	163	2.9%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Nine Months Ended September 30,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$244,657	100.0%	$323,228	100.0%	$(78,571)	-24.3%
Cost of sales	193,774	79.2%	267,532	82.8%	(73,758)	-27.6%
Gross profit	50,883	20.8%	55,696	17.2%	(4,813)	-8.6%
General, selling and administrative expenses	27,020	11.0%	28,379	8.8%	(1,359)	-4.8%
Operating profit	23,863	9.8%	27,317	8.4%	(3,454)	-12.6%

	Nine Months Ended September 30,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$164,096	100.0%	$222,393	100.0%	$(58,297)	-26.2%
Cost of sales	107,580	65.6%	147,694	66.4%	(40,114)	-27.2%
Gross profit	56,516	34.4%	74,699	33.6%	(18,183)	-24.3%
General, selling and administrative expenses	34,913	21.3%	41,754	18.8%	(6,841)	-16.4%
Operating profit	21,603	13.1%	32,945	14.8%	(11,342)	-34.4%

	Nine Months Ended September 30,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$93,140	100.0%	$100,177	100.0%	$(7,037)	-7.0%
Cost of sales	60,554	65.0%	63,130	63.0%	(2,576)	-4.1%
Gross profit	32,586	35.0%	37,047	37.0%	(4,461)	-12.0%
General, selling and administrative expenses	20,123	21.6%	18,156	18.1%	1,967	10.8%
Operating profit	12,463	13.4%	18,891	18.9%	(6,428)	-34.0%

	Nine Months Ended September 30,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$35,336	100.0%	$49,216	100.0%	$(13,880)	-28.2%
Cost of sales	31,102	88.0%	44,081	89.6%	(12,979)	-29.4%
Gross profit	4,234	12.0%	5,135	10.4%	(901)	-17.5%
General, selling and administrative expenses	2,551	7.2%	2,564	5.2%	(13)	-0.5%
Operating profit	1,683	4.8%	2,571	5.2%	(888)	-34.5%

	Nine Months Ended September 30,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)

Intersegment shipping sales	$(10,690)	$(16,710)	$6,020
Intersegment shipping costs	(10,690)	(16,710)	$6,020
Gross profit	-	-
General, selling and administrative expenses	16,440	18,208	(1,768)	-9.7%
Operating loss	16,440	18,208	(1,768)	-9.7%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

	Three Months Ended September 30, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	29.0%	9.7%	8.0%	46.7%
Environmental	17.0%	15.0%	1.8%	33.8%
Oilfield services	13.7%	0.4%	1.1%	15.2%
Transportation	4.3%	0.0%	0.0%	4.3%
Total - current year's period	64.0%	25.1%	10.9%	100.0%
Total from prior year's comparable period	66.9%	23.4%	9.7%	100.0%

	Three Months Ended September 30, 2009
	vs.
Percentage of Revenue Growth by Component	Three Months Ended September 30, 2008
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	-9.2%	0.0%	-1.8%	-11.0%
Environmental	-5.6%	0.2%	-3.2%	-8.6%
Oilfield services	-3.2%	0.0%	-0.5%	-3.7%
Transportation	-1.3%	0.0%	0.0%	-1.3%
Total	-19.3%	0.2%	-5.5%	-24.6%
% of change	78.2%	-0.9%	22.7%	100.0%

	Three Months Ended September 30,
	2009	2008	% change
Minerals Product Line Sales	(Dollars in Thousands)

Metalcasting	$38,097	$46,392	-17.9%
Specialty materials	26,661	29,033	-8.2%
Pet products	16,959	19,559	-13.3%
Basic minerals	6,348	19,471	-67.4%
Other product lines	956	2,426	*

Total	89,021	116,881

* Not meaningful.

	Three Months Ended September 30,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Lining technologies	$44,727	$57,320	-22.0%
Building materials	14,227	22,237	-36.0%
Other product lines	5,539	6,576	*

Total	64,493	86,133

* Not meaningful.

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Nine Months Ended September 30, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	29.6%	9.5%	7.4%	46.5%
Environmental	15.6%	13.5%	2.1%	31.2%
Oilfield services	16.1%	0.5%	1.1%	17.7%
Transportation	4.6%	0.0%	0.0%	4.6%
Total - current year's period	65.9%	23.5%	10.6%	100.0%
Total from prior year's comparable period	67.3%	23.1%	9.6%	100.0%

	Nine Months Ended September 30, 2009
	vs.
Percentage of Revenue Growth by Component	Nine Months Ended September 30, 2008
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	-9.2%	0.0%	-2.4%	-11.6%
Environmental	-5.0%	0.2%	-3.8%	-8.6%
Oilfield services	-1.8%	1.1%	-0.3%	-1.0%
Transportation	-1.2%	0.0%	0.0%	-1.2%
Total	-17.2%	1.3%	-6.5%	-22.4%
% of change	77.1%	-5.9%	28.8%	100.0%

	Nine Months Ended September 30,
Minerals Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Metalcasting	$100,592	$134,118	-25.0%
Specialty materials	71,330	77,239	-7.7%
Pet products	49,729	58,261	-14.6%
Basic minerals	20,288	47,275	-57.1%
Other product lines	2,718	6,335	*
Total	244,657	323,228

* Not meaningful.

	Nine Months Ended September 30,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Lining technologies	$106,150	$138,267	-23.2%
Building materials	41,704	65,090	-35.9%
Other product lines	16,242	19,036	*
Total	164,096	222,393

* Not meaningful.